Exhibit 99.1

CORPORATE PARTICIPANTS

Stacey Jurchison
Guilford Pharmaceuticals Inc. - Director, Corporate Communications

Craig Smith
Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

Bill Spengler
Guilford Pharmaceuticals Inc. - EVP & CFO

Mike Kelly
Guilford Pharmaceuticals Inc. - VP, Commercial Operations

CONFERENCE CALL PARTICIPANTS

Matt Duffy
Black Diamond Research - Analyst

Brian Rye
Janney Montgomery Scott - Analyst

Jeff Reisch
Merlin Biomed - Analyst

Steve Saba
Kelkinney Capital - Analyst

PRESENTATION

Operator

     Good day, ladies and gentlemen, and welcome to the Q2 2004 Guilford Pharmaceuticals Incorporated earnings call. My name is Candace and I will be your coordinator. All participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. For assistance press star 0 and a coordinator will be happy to assist you. I would now like to turn the presentation over to our host for today’s call, Ms. Stacey Jurchison. Please proceed ma’am.

Stacey Jurchison - Guilford Pharmaceuticals Inc. - Director, Corporate Communications

     Thank you Candace and good morning. Welcome to Guilford Pharmaceuticals second quarter 2004 earnings conference call. This call is being simultaneously webcast and will be available on our website under the investor section until August 16th. Before we begin I’ll remind you during today’s call we’ll be making forward-looking statements or projections that carry risks that could cause the company’s actual performance to differ materially from these forward-looking statements. I refer you to our recent SEC filings for a more thorough discussion of these risks. I would now like to introduce Craig Smith, Guilford’s President and Chief Executive Officer.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Thank you Stacey. Good morning everyone. Joining me are Mike Kelly, Vice President of Commercial Operations, and Bill Spengler, our newly appointed Executive Vice President and Chief Financial Officer. Let me start by welcoming Bill to his first Guilford quarterly earnings call. We’re fortunate to have Bill join our executive management team. He brings a wealth of senior financial, business development, and management experience to his new role. In a moment Bill will report on Guilford’s operating results for the second quarter but first I’ll begin today’s call with an overview of our recent accomplishments.

     There’s several accomplishments I’d like to highlight. First, net sales of both GLIADEL and AGGRASTAT increased in the second quarter and our total product sales increased from $8.7 million in the first quarter of this year to $10.7 million, an increase of 23%. Second, we announced positive results from a second Phase II clinical trial of AQUAVAN for patients undergoing colonoscopy and are prepared to initiate Phase III trials later this quarter. There were several clinical trials of AGGRASTAT published in peer reviewed journals evaluating the effectiveness of AGGRASTAT in the PCI setting. These trials demonstrated treatment regimens using a higher bolus dose of 25 microgram per kilogram, preserve cardiac function, and reduce the incidence of major adverse cardiac events within 30 days of treatment. Fourth, we completed an innovative financing transaction with Symphony Neuro Development Corporation, or SNDC, for our GPI 1485 program. This transaction provides financing for the program for up to three years. Expands the scope of our development activities, and brings experienced clinical trial management to our three ongoing Phase II trials.

Finally, I’d like to highlight our very recent announcement that the centers for Medicare and Medicaid services, or CMS, has created a new diagnostic related group, or DRG, for GLIADEL. This action culminates four years of discussion with CMS, to expand access to GLIADEL for Medicare recipients. The new DRG provides increased payments to hospitals that use GLIADEL for Medicare beneficiaries and should promote greater access and adoption of this therapy. Now I’d like to turn it over to Bill to report on our operating results for the quarter.

Bill Spengler - Guilford Pharmaceuticals Inc. - EVP & CFO

Thanks, Craig. Today Guilford reported a net loss of $21.3 million, or 63 cents per share for the quarter ended June 30, 2004. This result compares with a net loss of $5.4 million or 18 cents per share for the corresponding period in 2003, and a net loss of $18.1 million or 53 cents per share in the previous quarter. Results this quarter contained a one-time non cash charge of $5.2 million related to warrants issued to the Symphony Neuro Development Company Holdings to secure future repurchase rights of the company’s GPI 1485 product candidate. Total revenues in the second quarter were $11.1 million compared to $10.6 million in the second quarter of ‘03.

It is important to note that second quarter of ‘03 contained milestone payments of $5 million from Pfizer related to our NAALADase inhibitor technology, and $600,000 from DRL related to DOPASCAN. If we remove milestone payments, license fees and other revenues from both 2003 and 2004 information, then Guilford’s net product sales grew from $5 million in the second quarter of last year to $10.7 million in the recent quarter which is an increase of greater than 100%. Compared to the prior quarter, total net product revenue increased from $8.7 to $10.7 million, or by 23%.

GLIADEL net sales in the quarter of $7.1 million reflect an increase of 42%, or $2.1 million over the second quarter of 2003, primarily attributable to an expanded indication for GLIADEL, granted by the FDA in February 2003, which provides for the use of GLIADEL at the time of initial surgery for high-grade malignant glioma and a price increase. Net sales of AGGRASTAT in the second quarter were $3.6 million. For reference most sales of AGGRASTAT are made primarily to three wholesalers, Amerisource Bergen, Cardinal Health, and McKesson, each of whom sells directly to hospitals. We at Guilford monitor inventory levels at our wholesalers to assure that these remain in line with current prescription demand in the quarter. Our cost of sales in the second quarter of 2004 was $1.2 million compared to $1 million for the same period in 2003. Gross profit percentage based on net product revenue was 89% this quarter versus 79% in the prior year and in line with the percentage experienced in the first quarter.

For reference, AGGRASTAT gross profit is approximately 93%. Research and development costs in the second quarter of 2004 were $8.9 million compared to $7.4 million in the second quarter last year. Most of this increase in R&D expense, occurred as a result of our preparations to begin clinical trials on both AQUAVAN and AGGRASTAT.

Selling, general, and administrative costs were $14.4 million in the second quarter, compared to $7.9 million during the same period in 2003 and $11.7 million in the first quarter. Quarterly SG&A costs therefore increased by $6.5 million year on year. Selling, marketing, and distribution costs for the second quarter of 2004 were $9 million compared to $3.9 million in the second quarter of 2003. Therefore, accounting for $5.1 million of the $6.5 million increase year on year in total SG&A. The increase in selling, marketing, and distribution costs results from expanding and training the sales force, from increased medical education conference expenses, and from higher promotional costs to support the relaunch of AGGRASTAT with much of this activity occurring in the second quarter. General and administrative expenses were $5.4 million compared to $4 million in the second quarter of ‘03 and $4.8 million in the preceding quarter. The increase in G&A expense is primarily attributable to increased legal and other professional fees. In this category we include costs associated with the implementation of expanded evaluative procedures for assessing internal controls, as mandated by Sarbanes-Oxley, increased patent related costs, and increased recruiting and relocation costs related to the expansion of our sales force and the augmentation of our clinical development staff.

At the end of the second quarter of ‘04, Guilford had $74.1 million in cash, cash equivalents, and marketable securities on the balance sheet. Of this amount, $20.4 million is restricted as collateral for certain of our loans and other financial lease obligations. Subsequent to the end the quarter we completed a public offering of 10 million shares of our common stock. This offering which closed on July 7, raised approximately $42 million in net proceeds.

Before I review the financial outlook for the remainder of this year let me take a moment to briefly describe the impact in our financial statements of the recently announced licensing transaction with Symphony Neuro Development Corporation, or SNDC, related to our GPI 1485 clinical programs. The accounting treatment for this transaction is in accordance with FIN 46R; and therefore, we have fully consolidated the financial activity of SNDC holdings, the parent of SNDC, in our financial statements. Looking at this transaction, $43 million was initially invested from which $6.8 million has actually been cash-flowed to date. The $6.8 million of cash spent is comprised of transaction and operating costs. When this $6.8 million of cash spent is deducted from the original $43 million investment we arrive at the $36.2 million shown on the Guilford balance sheet as investments held by SNDC.

Looking at that time P&L effect, in the SNDC entity being consolidated, there is a total P&L impact in the quarter of $5 million. Of this $5 million, $2.9 million relates primarily to reimbursement to Guilford for clinical trial supplies paid in prior periods. And accordingly, this $2.9 million has been recorded as a deferred gain in the other liability section on Guilford’s consolidated balance sheet, a gain which is to be recognized at the earlier of the exercise or the expiration of the purchase option. This $2.9 million, therefore, has no net effect on the consolidated income of Guilford in the quarter. The remaining $2.1 million is recorded primarily as R&D expense but is then also recorded on the consolidated P&L as a credit to minority interest. In the end, therefore, SNDC activity has no net P&L effect on Guilford’s earnings per share information. Finally, the net equity position of SNDC can be understood to be the initial $43 million investment less the $5 million of expenses incurred in their P&L to date, leaving a minority interest shown on Guilford’s consolidated balance sheet of $38 million.

Before I look forward for the balance of the year I’d like to take a moment to talk about forecasting forward. Please be aware that this forward-looking information is being provided as a convenience to investors, and that these projections are based on numerous assumptions which Guilford cannot control and which may not be realized. Consequently, our actual results may differ materially from these forward-looking projections. Beginning with revenue, we expect to be able to achieve revenues from GLIADEL in the range of $23 to $27 million in 2004 which would reflect an increase of between 20% to 40% over 2003.

This estimate assumes that we receive European approval for a first surgery indication for GLIADEL in the second half of the year and that our European partners initiate marketing and distribution prior to the end of the year. We also believe the recent creation of a new DRG for GLIADEL will improve the level of reimbursement for GLIADEL and there by increase its usage during the latter half of the year. Based on second quarter results and this new DRG we now anticipate GLIADEL revenue will end up toward the higher end of our range for full-year guidance.

In our last conference call with the investment community we revised our AGGRASTAT full year 2004 forecast to being between $16 and $20 million. On the basis of June information, and from the indications we have so far on our performance in July we have not yet seen the beginning of the expected increase in sales that had been forecasted for the second half of the year. Consequently, we now expect AGGRASTAT revenue to come in at the lower end of the $16 to $20 million range with significant improvement now expected in 2005. Achieving the low end this range in 2004 assumes improved sales performance in the latter half of the year due to increased marketing and medical education efforts, along with the launch of the TENACITY trial in the second half. If these activities do not result in improved sales performance, then full year sales for AGGRASTAT based on our current run rate may cause us to fall short of the low end of that range.

Turning to research and development expenses. Beginning this quarter we will commence a comprehensive Phase III clinical development program for AQUAVAN that will encompass nine separate studies, enrolling up to 900 patients in total and with related costs to be incurred in the 2004 and 2005 period. The anticipated cost of these programs in total are expected to be between $20 to $25 million with potentially as much as $10 million anticipated in the current year. Our current expectations for full year 2004 research and development expenditures is, therefore, in the range of $45 to $50 million, excluding costs to be incurred and funded by SNDC.

Turning to SG&A, we continue to expect that selling, general, and administrative expenses will be in the range of $50 to $55 million as a result of increased sales and marketing costs associated with our acquisition of AGGRASTAT and the expansion of our sales force.

Finally, looking across all of our financial activity for the remainder of the year we continue to forecast our cash burn for this year to be within our prior guidance or more specifically, at approximately $50 to $60 million dollars. At this point I’d like to turn the call over to Mike for a discussion of our commercial activities.

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     Thanks, Bill, and good morning everyone. Let me start by reviewing our success with GLIADEL. I’ll then follow up with an update on our progress with AGGRASTAT. The second quarter proved to be our strongest quarter on record for GLIADEL sales. Net sales of GLIADEL were $7.1 million, a 42% increase over second quarter 2003, and a 29% from first quarter 2004. The majority of this growth is a result of increased demand for first surgery cases in the U.S. market and increased demand from our international distributors. In the U.S., our promotion and medical education efforts are focused on patient benefits of long-term survival and sustained performance for this debilitating disease.

Growth in our sales force has allowed us to reach more community neurosurgeons who are the primary driver of the initial resection market. This year GLIADEL marketing efforts are centered around physician peer education initiatives and patient awareness. Over the second quarter we sent out continuing medical education monographs to 12,000 neurosurgeons and oncologists, conducted GLIADEL speaker training, conducted 2 national consultant meetings and held multiple peer-level roundtable programs across the country. These activities reached over 350 neurosurgeons, approximately half of our target physician audience. We also relaunched the GLIADEL website and optimized it to significantly increase patient exposure to GLIADEL core messages. To compliment this campaign we’re executing an aggressive publication strategy. In the second quarter we submitted seven manuscripts and abstracts which are likely to be published and presented in late 2004 and early 2005. Last week, we received good news that GLIADEL had been assigned to a newly created diagnostic related group [DRG] by the centers for Medicare and Medicaid services, C M S. The new DRG, DRG 543, implantation of chemo therapeutic agents for acute complex central nervous system principal diagnosis will take effect on October 1, 2004. It is expected to improve access to GLIADEL by providing increased payment to hospitals that provide the product to Medicare beneficiaries. Medicare and Medicaid represents 44% of all craniotomies conducted in the United States. In market research we have conducted to date 27% of neurosurgeons indicated that poor reimbursement has hindered their use of GLIADEL. This change in reimbursement is a major step forward for the treatment and care of patients with brain tumors. It recognizes hospital’s resource utilization in providing GLIADEL, and eliminates the reimbursement barrier that has curtailed the medical community’s adoption of this innovative therapy. Also in the second quarter we expanded our partnership efforts abroad where GLIADEL unit demand increased by 48% over the first quarter of this year. We expanded our agreement with Link Pharmaceuticals to include GLIADEL marketing in France and Germany, in addition to the U.K. Link has been instrumental in our ability to achieve 129% of our international forecast year-to-date, and we are confident in their ability to launch GLIADEL in these markets. We recently held a summit of all of our partners throughout Europe, to prepare for the label expansion in the EU and are preparing to launch first surgery later this year.

Our success abroad will continue to add to Guilford’s net revenues in the upcoming years. Our promotional efforts for AGGRASTAT were launched in mid-January and our initial focus has been to stabilize the brand’s market share. Hospital demand over the past several weeks and months leads to us believe that we have dramatically slowed the decline in demand. Looking ahead we are optimistic that many of the initiatives that were launched in the first and second quarters will begin to favorably influence sales in the second half of this year. In the first half our initiatives focused around three areas: Building relationships with key opinion leaders within the cardiology community, promotional efforts around high-risk patient population, and completing the product transition with Merck - assuming control over contracting and distribution. All of these activities will serve as a foundation in rebuilding the brand.

Since January, we conducted five national advisory boards and consultant meetings throughout the country and held a series of ten teleconferences where we reached over 400 cardiology opinion leaders. Feedback from these meetings has been very positive and has helped us re-engage the cardiology community. These meetings have established the content for both educational and promotional programs taking place throughout the remainder of this year. In addition to these programs clinicians continue to conduct trials of published data that support AGGRASTAT treatment in high-risk groups. In 2004, there have been more than 18 published articles on human cardiovascular clinical trial experiences, all but two of them published in highly respected U.S. journals. Many of these publications such as the A to Z trial, the on-time trial, and the analysis of elderly patients from the TACTICS trial, demonstrate the benefit of treating patients early and will continue to fuel our sales and marketing efforts.

The remainder of these publications are being utilized by our clinical development and medical affairs teams. These publications are focused on the high bolus AGGRASTAT delivered at the time of PCI. To date, six trials have been completed using this dosing regimen in various clinical settings. This includes one abstract presented at 2003 TCT and 5 published manuscripts. Taken together, 520 patients have received the high bolus dose in these clinical trials without any evidence of the increase in expected frequency of bleeding events or thrombocytopenia. A variety of clinical angiographic and ethocardiographic end points all consistently demonstrate the benefit of high bolus dose AGGRASTAT. Three of these trials in particular, the Dandy PCI trial, the ADVANCE trial and the strategy trial, are the scientific basis of our development programs for AGGRASTAT and will be utilized by our medical affairs team to continue to answer questions regarding using AGGRASTAT at time of the PCI. Our commercial team is excited about the launch of TENACITY. We feel that this trial will not only expand the market when completed, but will help reestablish the brand now in the early ACS marketplace.

Also in the second quarter we completed our transition services agreement with Merck, our manufacturing and distribution agreements are in place and our national accounts team is fully operational. The completion of this process has enabled us to control contracting pricing which is a key competitive advantage for AGGRASTAT. Efforts from these operations are beginning to gain traction and combined with our clinical message in connection with the above we are beginning to regain market share and will continue throughout the second half of 2004. I’ll now turn it back over to Craig.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Thanks, Mike. I’ll start my review with our AQUAVAN program. During the quarter we reported from our most recent Phase II trials in patients undergoing colonoscopy, the results confirm the profile seen in earlier trials. AQUAVAN puts people to sleep quickly, keeps them sedated during the procedure often with a single IV bolus dose and allows patients to awaken quickly without the side effects typical seen with conventional sedatives used in this setting. As in our earlier studies, patient and physician satisfaction were excellent. There were no serious adverse events reported and other than a transient tingling or burning sensation after injection, adverse events were infrequent. Our intention is to seek approval for AQUAVAN initially, for mild to moderate sedation for brief diagnostic and therapeutic procedures such as colonoscopy, bronchoscopy, cardiac cath and minor surgical procedures. We’re in the final preparatory stage for the first Phase III trial in patients undergoing colonoscopy and plan to start enrollment in this quarter. Other Phase III trials will follow over the course of the next two quarters. If we’re able to continue to meet our current time line, we expect to have all of the Phase III trials completed by the end of next year, and an NDA filed in the first half of 2006.

In addition to our work in AGGRASTAT we’ve been preparing final plans to start a Phase III program to attain a label expansion for AGGRASTAT for dose initiation in the cardiac cath lab during PCI. During our last call we reported that we had met with the FDA twice and were evaluating a special protocol assessment which could have postponed the start of the trial until next year. After carefully considering the feedback we received from the FDA we have decided to conduct a placebo controlled superiority trial outside the United States to expand our label. In addition, we plan to conduct a non-inferiority trial against ReoPro in the U.S., which as you’ve heard we will call Tenacity. Our plan is to move forward immediately with the Tenacity protocol immediately in the United States. Tenacity will be a multi center double blind randomized trial including up to 8,800 moderate to high-risk acute coronary syndrome patients undergoing PCI. The Cleveland Clinic Cardiovascular Coronary Center, or C5, and the Duke Clinical Research Institute, or DCRI, will be coordinating the trial.

The main objective of the trial is to determine whether AGGRASTAT preserves at least 50% of the treatment effect of abciximab or ReoPro® in patients undergoing PCI with intra coronary stent placement. The primary end point will be the incidence of major adverse cardiac events up to 30 days after PCI. Tenacity will also evaluate for the first time, the efficacy of Angiomax versus Heparin combined with AGGRASTAT or ReaPro. Interventional cardiologists were using a new dosing regimen for AGGRASTAT, a 25 microgram per kilogram bolus followed by 0.15 microgram per kilogram per minute infusion. The safety and efficacy of this new dose have already been studied, as you’ve heard, in 520 patients and documented in six published trials. Based on the body of evidence that’s been assembled we’re confident that this dose will optimize AGGRASTAT’s therapeutic value.

The Phase III trial will be a multi center double blind placebo-controlled trial to evaluate whether the 30-day efficacy of AGGRASTAT is superior to placebo in high-risk patients undergoing PCI with intercornorary stent placement. All patients will receive Heparin, aspirin, and clopidigral prior to their angioplasty. This study will enroll approximately 2,000 patients from hospitals located in Europe. The primary end point is a composite of death, nonfatal myocardial infarction, urgent target vessel revascularization and bail out GPIIBIIIA therapy, with a follow up of 30 days. The study will include high-risk patients such as those with diabetes. As you probably know diabetic patients who undergo PCI, generally have worse outcomes than those patients without diabetes. The findings from the study should contribute important new information about the treatment effect of high-dose AGGRASTAT in high-risk patient populations such as those with diabetes. The study will follow closely the design of the ADVANCE trial which you’ve already heard about. We’ll be meeting with the FDA shortly to discuss the details of our superiority trial design and plan to begin enrollment sometime in the first quarter of 2005. Moving on to our GPI 1485 program, as you know in the second quarter we announced an important licensing deal with Symphony Neuro Development Corporation. Under the terms of this agreement, SNDC investors have committed to invest up to $40 million over the next few years to advance GPI 1485 through clinical trials in four indications: Parkinson’s disease, post-prostatectomy erectile dysfunction (PPED), HIV-neuropathy, and HIV-dementia.

We think this is a good deal for Guilford for several reasons. First, GPI 1485 program will benefit from the superb clinical trial management capabilities of RRD international, a Washington-based CRO, which has been selected to oversee clinical development of the program. Second, Guilford will benefit from being able to share the development risks with a partner without contributing additional capital to advance GPI 1485. Third, the agreement should help us accelerate the development time line for the program since we’ll now be able to produce sufficient GPI 1485 for Phase III trials and explore new formulations that should eliminate any delay in moving rapidly into Phase III development if the Phase II data are positive. Without this agreement we would not have had the capital to invest in these activities.

Finally, shifting the responsibility and cost for continued development of GPI 1485 to SNDC and RRD, allows us to deploy more of Guilford’s resources toward our AQUAVAN and AGGRASTAT clinical programs. Guilford has received an exclusive purchase option from SNDC investors in exchange for the license and five years warrants to purchase 1.5 million shares of Guilford common stock at $7.48 per share. The option will allow Guilford at its discretion to acquire all of the equity of SNDC and is exercisable by Guilford at any time beginning April 1, 2005 and ending March 31, 2007. At an exercise price starting at $75.1 million in April 2005 and increasing to $119.8 million in March of 2007. Guilford’s decision whether or not to exercise the option will be strongly dependent on the outcome of the ongoing Phase II trials. Should any of the ongoing trials provide unequivocal evidence of a treatment effect then the decision to exercise the option becomes quite compelling given the large relative value created.

Currently there are three Phase II trials of GPI 1485 on going. First is a Guilford-sponsored clinical trial in patients with Parkinson’s disease which as you know has been fully enrolled for sometime. The second trial sponsored by the NIH is evaluating GPI 1485 in 195 patients with newly diagnosed Parkinson’s disease. Enrollment for this trial was recently completed ahead of schedule. The third trial was a study of GPI 1485 in post-prostatectomy erectile dysfunction (PPED), which is currently enrolling patients. Results from each of these clinical trials are expected in the fourth quarter of 2005.

During the remainder of the year we plan to achieve the following milestones: First, we plan to obtain European regulatory approval for first line therapy and launch GLIADEL in Europe. Second, we plan to initiate the AQUAVAN Phase III clinical program for procedural sedation in the third quarter. Third, we plan to increase sales of AGGRASTAT by promoting our efficacy data and cost advantages in the medical management of acute coronary syndrome patients. Fourth, we plan to initiate a clinical development program for AGGRASTAT to obtain an indication for immediate use in the cath lab and to establish that AGGRASTAT is non inferior to ReoPro in this setting.

As you can see we have a number of pivotal trials beginning over the next several months. If our progress remains on target over the course of the next 18 months, we expect to report the results of at least 12 clinical trials, 9 from the AQUAVAN program, and the 3 from the GPI 1485 program. I look forward to updating you on these events at our next quarterly conference call. This concludes my remarks this morning. I’d be happy to answer any questions you may have. Operator, could you please remind the audience of the Q and A procedure.

QUESTION AND ANSWER

Operator

     Thank you. Ladies and gentlemen, if you wish to ask a question please press star followed by 1 on your touch-tone telephone. If your question has been answered or you wish to withdraw your question please press star followed by 2. One moment while we compile a list of questions. Our first question comes from Matt Duffy of Black Diamond Research. Please proceed

Matt Duffy - Black Diamond Research - Analyst

     Good morning. Thanks for taking my question. Just wanted to see if — hope I didn’t miss something. I got pulled away for a minute or two. If you could talk about the overall II B III A marketplace and what segments within that ACS or PCI, that sort of thing that you would expect to see that the most robust growth, and the PCI, whether the direct thrombo inhibitors you’d believe will have dramatic impact going forward.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     The overall GP IIBIIIA market has been relatively stable for the last period, in the range of about between $500 million and $550 million. We think that the growth opportunities are in intermediate and high-risk patients where we believe the benefit of using II B III A antagonists, both in the up-front setting or medical management setting and in the cath lab or the so-called PCI setting, I think have been clearly documented. Now, for all three of the II B III A antagonists, at least in the cath lab. We believe that our strategy will be to continue to focus on those intermediate and high-risk patients. We believe that the combination of other platelet inhibitors such as the thienopuradines, or to be more specific, Plavix or clopidigrel, plus Heparin or bivalorudin [Angiomax], will probably, from our understanding of the market, will probably be used alone in the elective or low-risk patient population. So we would expect that as we look at this market for intermediate and high-risk patients, that there is opportunity for an expansion of the use of these agents, and this has been highlighted by a series of recent publications in journals such as circulation, and the Annals of Internal Medicine. We think that both our efforts to promote better use of these products or more frequent use of the these products in the up-front setting, along with efforts of our competitor in that setting, hopefully will result in expansion of use in medical management with these drugs.

Matt Duffy - Black Diamond Research - Analyst

Okay. Thanks.

Operator

     Again, to ask a question, please press star followed by 1 on your touch-tone telephone. Our next question comes from Brian Rye of Janney Montgomery Scott. Please proceed.

Brian Rye - Janney Montgomery Scott - Analyst

     Good morning, Craig. Just a quick question looking at the AGGRASTAT clinical program and more particularly the regulatory timelines, wondering if a supplemental NDA would be filed on the basis of one of these studies, or if you would wait until both the U.S. and the European studies were complete. Just a little clarity there. Thanks.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Well, Brian, subject to our concluding this matter in discussions with the FDA our current plans would be to file the supplemental NDA on the basis of the ex-U.S. superiority trial. We would plan to supply the results of the Tenacity trial, but this would probably occur after we had filed the sNDA on the basis of the ex-U.S. superiority trial, largely because the ex-U.S. trial is much smaller we expect to the go much more quickly than the U.S. trial. Obviously, we’re very optimistic about both of these studies on the basis of trials that have been published recently using the higher bolus dose of AGGRASTAT, both in a placebo controlled trial this is the ADVANCE study and in a study pitting high-dose AGGRASTAT against ReoPro in the cath lab this was the Danzy PCI paper.

Brian Rye - Janney Montgomery Scott - Analyst

     That is helpful. Thanks, Craig.

Operator

     Our next question is a follow-up question from Matt Duffy of Black Diamond Research. Please proceed.

Matt Duffy - Black Diamond Research - Analyst

     Hi, thanks. One other thing. Could you talk about the specific impact of any wholesaler stocking level changes on either product?

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Yes. The inventories at our single distributor for GLIADEL went down in the quarter. The inventories at our wholesalers in regard to AGGRASTAT, let me turn that question over to Bill? Or, rather to Mike Kelly who can comment.

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     Yeah, AGGRASTAT, our current inventories of AGGRASTAT, we’re in the process of signing up all three wholesalers with wholesaler agreements. Two of the three are signed up, and the goal is to keep inventory levels at four to six weeks. And we are currently there with two of them. The third one we are not there with. On blended average we have approximately six to seven weeks right now.

Matt Duffy - Black Diamond Research - Analyst

     Okay. Do you think the second half of the year that will come off?

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     We think with increased demand we should have — we should have slight sell-off of inventory, but with increased demand we think net-net it should be a loss.

Matt Duffy - Black Diamond Research - Analyst

     And the number of dollars you think the GLIADEL inventory went down?

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     GLIADEL inventory went down, actually from the beginning of the year to the end the first quarter, GLIADEL went down approximately from six weeks to four weeks. So just under a million dollars of inventory.

Matt Duffy - Black Diamond Research - Analyst

     Okay. Great. Thanks very much.

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     You’re welcome.

Operator

     Our next question comes from Stuart Weisbroad of Merlin Biomed. Please proceed.

Jeff Reisch - Merlin Biomed - Analyst

     Hi, actually it’s Jeff Reisch. Maybe you can give us more specifics on the CMS reimbursement for GLIADEL. In other words, what is the new DRG, what had it been, what percentage of eligible patients do you think this will impact?

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Let me turn that question over to Mike Kelly, who can take you through the specifics.

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     Okay. As I mentioned in my comments, about 40-plus percent of the cases are Medicare/Medicaid recipients, 40% of the craniotomies done in the U.S. Right now those patients are getting paid under DRG 1 or DRG 2. The difference between the two is DRG 1 is craniotomy with complications, DRG 2 is craniotomy without complications. The split between those two continues to fluctuate, but I can give you the average payout, national average payout for all hospitals for those. $19,500 is what a hospital gets for DRG 1, and $11,400 is what a hospital gets for DRG2. Split last year was 60/40. 60% were DRG 1, 40% were DRG 2. The new DRG 543, given the national average across all hospitals, and obviously this fluctuates or changes based on the type of hospital, but the national average to match up the numbers I just gave you is $26,100.

Jeff Reisch - Merlin Biomed - Analyst

     Okay. And so — and that will cover — and part of that will be coverage for the GLIADEL wafer where as previously it hadn’t been? Do I understand that right?

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     Actually, the way it works is that hospitals get paid the DRG whether they use GLIADEL or not. They won’t be able to use the new DRG unless they use GLIADEL. So before, basically if a hospital used GLIADEL and paid $13,000 for a GLIADEL case that came right out of the DRG. So that’s why they were disincentived. If a patient without a complication came in and the hospital got $11,400 and they paid $13,000 for GLIADEL, the hospital lost money. That’s why we’ve been working so hard to get this changed. We think with the change now there is no reimbursement barrier. Hospitals actually get paid pretty fairly with the new DRG.

Jeff Reisch - Merlin Biomed - Analyst

     How much have the private payers followed the Medicare lead on this and how much of those do you think will be affected as well?

Mike Kelly - Guilford Pharmaceuticals Inc. - VP, Commercial Operations

     We think the private payers follow the government in many respects with DRGs, and the impact won’t be as immediate but there definitely, we’re expecting there will be an impact. We have programs and educational programs that we’re going to be rolling out in the fourth quarter this year to both sides, and our managed care or managed markets team will be working with health systems to now go back to payers and negotiate a new DRG. The nice thing about the new DRG is the private payers, if we just got assigned to a higher paying DRG, which was one of the original strategies, really it’s not something that the payer has to talk to the contract about, because they’re already being reimbursed. Now we have a new DRG, the payers have to recognize or pay something for that DRG if they follow them.

Jeff Reisch - Merlin Biomed - Analyst

     Gotcha. Thank you.

Bill Spengler - Guilford Pharmaceuticals Inc. - EVP & CFO

     Perhaps let me just go back, this is Bill Spengler, to something Mike mentioned a minute ago in terms of AGGRASTAT level of inventory out in the trade. I think Mike is quoting a forward-cover set of numbers. When we look at this maybe the more traditional measure of weeks out in the trade, would be to look backward at revenue in that count and instead of six you would arrive at ten weeks. But his point is still true, in that units in the trade were held constant quarter on quarter.

Operator

     Our next question comes from Steve Saba of Kelkinney Capital. Please proceed.

Steve Saba - Kelkinney Capital - Analyst

     Thanks for taking my question. I have two questions. One is, regarding AGGRASTAT, is there still inventories in the trade being drawn down, or does this number reflect the actual end user sales? If not, what would be the estimated end user sales? And secondly, if I take your sales revenues from the first two quarters of the year, if I understand correctly, it’s about 19 million. So I’m wondering why you would only be doing 27 million for the year. That would then obviously you’re not doing as much in the second half of the year in sales. Thanks.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Steve, let me take the first question. As Bill just indicated, the amount of inventory in the channel looking at the beginning of this quarter and the end of this quarter, it was stable. There was no growth, nor any significant reduction in the amount of inventory in the channel. So that the sales that we’re reporting in the second quarter, as Bill actually indicated in his remarks, reflect, to the best of our ability, the pull-through demand on the product. The second question I didn’t understand. Maybe could you repeat that. Did that deal with —.

Steve Saba - Kelkinney Capital - Analyst

     Your guidance is for $23 to $27 million, or did I mishear?

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     23 to 27 on GLIADEL, that’s correct.

Steve Saba - Kelkinney Capital - Analyst

     On GLIADEL alone?

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     On GLIADEL alone, that’s correct. We’re now guiding people to the upper end of that range based upon the fact that in the first half of the year we’ve done $12.6 million and we have done $7.1 million in the second quarter. So, we’re seeing growth plus the additional DRG. That’s why we’re guiding people to the upper end of the range on GLIADEL.

Steve Saba - Kelkinney Capital - Analyst

     Okay. Thank you.

Operator

     Again, to ask a question, please press star followed by 1 on your touch-tone telephone. Ladies and gentlemen, this concludes the question and answer portion of today’s call. I will now turn the presentation back to Craig Smith for closing remarks.

Craig Smith - Guilford Pharmaceuticals Inc. - Chairman of the Board, President, & CEO

     Once again, thank you all for your interest in Guilford. We here at Guilford feel that the second quarter has been very eventful and a very good quarter for us. We look forward to updating you on our third quarter performance later this year. Thank you and have a good day. Bye-bye.

Operator

     Thank you for your participation in today’s conference this concludes the presentation. You may now disconnect. Have a great day.